EXHIBIT 99.1

Corvus Pharmaceuticals Provides Business Update and Reports First Quarter 2024 Financial Results

Soquelitinib Phase 1 Randomized Trial in Atopic Dermatitis Enrolling at Multiple Centers; Potential for Early Data Before Year-End 2024

Soquelitinib Registration Phase 3 Trial in Peripheral T Cell Lymphoma Advancing Toward Initial Enrollment in Q3 2024

Interim Data from Ciforadenant Phase 1b/2 Trial in Front Line Renal Cell Cancer Exceeds Predefined Deep Response Threshold

Conference call today at 4:30 p.m. ET / 1:30 p.m. PT

BURLINGAME, Calif., May 06, 2024 (GLOBE NEWSWIRE) -- Corvus Pharmaceuticals, Inc. (Corvus or the Company) (Nasdaq: CRVS) (GLOBAL NEWSWIRE), a clinical-stage biopharmaceutical company, today provided a business update and reported financial results for the first quarter ended March 31, 2024.

“We continue to make strong progress with our two key priorities for the year – advancing soquelitinib for PTCL and generating early data for soquelitinib for atopic dermatitis,” said Richard A. Miller, M.D., co-founder, president and chief executive officer of Corvus. “We are encouraged that two newly evaluable PTCL patients from the soquelitinib Phase 1 trial achieved objective responses – one complete response and one partial response – as we move forward with our plans for a registration Phase 3 trial that is on track to be initiated in the third quarter. We strengthened our position with a recent financing that gives us runway through several expected clinical readouts for our pipeline in 2024 and 2025, including early Phase 1 data with soquelitinib in atopic dermatitis in late 2024 and final data in 2025, soquelitinib initial Phase 1 data in solid tumors in the second half of 2025, and additional ciforadenant data later this year.”

“We are excited by the initial clinical results from our Phase 1b/2 trial of ciforadenant, which are consistent with our 2018 publication of preclinical models demonstrating that anti-CTLA-4 is a promising agent to combine with adenosine antagonists,” said Dr. Miller. “We believe we have identified an important, novel mechanism leveraging the combination of adenosine antagonism and checkpoint inhibitors working together to enhance anti-tumor efficacy.”

“We are encouraged by the early results achieved with ciforadenant in this trial,” said Kathryn Beckermann, M.D., PhD, Assistant Professor of Medicine, Division of Hematology Oncology at Vanderbilt University Medical Center and lead investigator of the ciforadenant Phase 1b/2 clinical trial. “Immunotherapies have made a large impact on the treatment of metastatic renal cell cancer, however, most patients do not achieve deep tumor responses and ultimately experience disease relapse. Ciforadenant adds a new immunotherapeutic mechanism that may be synergistic to our standard regimen, providing additional benefit by helping more patients achieve a deep response, which in our experience has significantly improved their long-term outlook.”

Financing Update

On May 6, 2024, we closed a registered direct offering that resulted in gross proceeds of approximately $30.6 million. The financing consisted of the sale of 13,512,699 shares of common stock and accompanying common warrants to purchase 13,078,509 shares of common stock (or pre-funded warrants in lieu thereof) for a combined offering price of $1.7312 per share, and pre-funded warrants to purchase 4,144,085 shares of common stock and accompanying common warrants to purchase 4,010,927 shares of common stock (or pre-funded warrants in lieu thereof) at a combined offering price of $1.7311 per share. The pre-funded warrants have an exercise price of $0.0001 per share of common stock and the common warrants have an exercise price of $3.50 per share of common stock (or $3.4999 per pre-funded warrant). The common warrants and pre-funded warrants are immediately exercisable, subject to certain ownership limitations, and the common warrants expire on June 30, 2025.

Business Update and Strategy

Prioritized Program: Soquelitinib (formerly CPI-818, Corvus’ selective ITK inhibitor)

Soquelitinib for T Cell Lymphoma

  Corvus continues to follow patients with relapsed T cell lymphoma in its Phase 1/1b clinical trial (no longer enrolling new patients) evaluating single agent therapy with soquelitinib. Updated interim data as of May 3, 2024:
    A total of 25 patients were enrolled in the Phase 1/1b trial at the optimum 200 mg two-times a day dose and meet the eligibility criteria for the planned registrational Phase 3 clinical trial based on ≥1 and ≤3 prior therapies, including 23 evaluable patients.
    For the 23 evaluable patients, objective responses (complete response, CR plus partial response, PR) were seen in nine patients (39%), including five CRs (22%) and four PRs. Compared to the prior data reported as of January 22, 2024, two additional patients have responded at the first follow up visit, and both of these patients are continuing on therapy. These two patients had each failed two prior therapies and had multiple sites of disease. See waterfall plot below.
    Disease control (CR, PR and stable disease) was seen in 14 of 23 patients (61%). The stable disease group included five patients who achieved tumor reductions that did not meet the criteria for a PR. Several patients experiencing tumor regression are continuing to receive therapy.
  Corvus anticipates initiating a registrational Phase 3 clinical trial of soquelitinib in patients with relapsed PTCL in the third quarter of 2024. There are currently no FDA fully approved agents for the treatment of relapsed PTCL and the FDA has granted Orphan Drug Designation for soquelitinib for the treatment of T cell lymphoma.

Waterfall Plot for Patients in the 200 mg Dose Cohort of the Soquelitinib Phase 1/1b Clinical Trial for Peripheral T Cell Lymphoma. The plot shows the best percent change in tumor volume in the 23 evaluable patients (eligible patient population), as of May 3, 2024, that were measurable by CT scan or by Modified Severity-Weighted Assessment Tool (mSWAT) for patients with cutaneous involvement. PTCL-NOS, peripheral T cell lymphoma not otherwise specified; CTCL, cutaneous T cell lymphoma of either Sezary or mycosis fungoides type; NKTCL, natural killer cell T cell lymphoma; ALCL, anaplastic large cell lymphoma; AITL, angioimmunoblastic T cell lymphoma.

Soquelitinib for Immune Diseases

  Corvus is enrolling patients at multiple clinical sites in its randomized, placebo-controlled Phase 1 trial of soquelitinib in patients with moderate to severe atopic dermatitis. The trial is planned to enroll 64 patients that have failed at least one prior therapy across four different 28-day dosing regimens of soquelitinib compared to a placebo group. The endpoints include safety and improvement in Eczema Area and Severity Index. Patients and physicians will be blinded to treatment assignment. The company anticipates early interim data from the Phase 1 trial by year-end 2024.
  Corvus continues to advance its next-generation ITK inhibitor preclinical product candidates, which were designed to deliver precise T-cell modulation that is optimized for specific immunology indications. The next-generation ITK inhibitor candidates are part of the Company’s ongoing business development efforts to maximize the potential of the Company’s ITK inhibitor programs and other programs.

Collaboration with Kidney Cancer Research Consortium: Ciforadenant (adenosine A2a receptor inhibitor)

  Corvus is collaborating with Kidney Cancer Research Consortium in a Phase 1b/2 clinical trial evaluating ciforadenant as a potential first line therapy for metastatic renal cell cancer (RCC) in combination with ipilimumab (anti-CTLA-4) and nivolumab (anti-PD-1). The efficacy endpoint for the trial is deep response rate, defined as CR plus PRs of greater than 50% tumor volume reduction. The clinical trial is expected to enroll up to 60 patients and as of May 2, 2024 a total of 27 patients were enrolled in the trial. The protocol defined, interim pre-specified statistical threshold for efficacy is a 50% increase above the 32% deep response rate seen with previous ipilimumab/nivolumab combination trials in RCC conducted by investigators at the Kidney Cancer Research Consortium. As of May 2, 2024, the interim analysis of the clinical trial has met the threshold for efficacy and therefore enrollment continues.

Partner Led Program: Mupadolimab (anti-CD73)

  Angel Pharmaceuticals, Corvus’ partner in China, is enrolling patients in a Phase 1/1b clinical trial of mupadolimab in patients with non-small cell lung cancer (NSCLC) and head and neck squamous cell cancers (HNSCC). In this clinical trial, patients will receive mupadolimab monotherapy or in combination with pembrolizumab.

Financial Results

As of March 31, 2024, Corvus had cash, cash equivalents and marketable securities of $22.1 million as compared to $27.1 million as of December 31, 2023. Cash as of March 31, 2024 does not include approximately $30.6 million of cash received in a financing completed on May 6, 2024. Corvus expects full year 2024 net cash used in operating activities to be between approximately $24 million and $27 million, resulting in a projected cash balance of between $31 million and $34 million at December 31, 2024. Based on its current plans, Corvus expects its cash to fund operations into the fourth quarter of 2025.

Research and development expenses for the three months ended March 31, 2024 totaled $4.1 million compared to $4.6 million for the same period in 2023. The decrease of $0.5 million was primarily due to lower manufacturing costs associated with the development of soquelitinib.

The net loss for the three months ended March 31, 2024 was $5.7 million compared to a net loss of $7.9 million for the same period in 2023. Total stock compensation expense for the three months ended March 31, 2024 was $0.7 million compared to $0.5 for the same period in 2023 and the non-cash income from Corvus’ equity method investment in Angel Pharmaceuticals was $0.2 million for the three months ended March 31, 2024 compared to a loss of $1.7 million for the same period in 2023.

Conference Call Details
Corvus will host a conference call and webcast today, Monday, May 6, 2024, at 4:30 p.m. ET (1:30 p.m. PT), during which time management will provide a business update and discuss the first quarter 2024 financial results. The conference call can be accessed by dialing 1- 800-717-1738 (toll-free domestic) or 1- 646-307-1865 (international) or by clicking on this link for instant telephone access to the event. The live webcast may be accessed via the investor relations section of the Corvus website. A replay of the webcast will be available on Corvus’ website for 90 days.

About Corvus Pharmaceuticals
Corvus Pharmaceuticals is a clinical-stage biopharmaceutical company pioneering the development of ITK inhibition as a new approach to immunotherapy for a broad range of cancer and immune diseases. The Company’s lead product candidate is soquelitinib, an investigational, oral, small molecule drug that selectively inhibits ITK. Its other clinical-stage candidates are being developed for a variety of cancer indications. For more information, visit www.corvuspharma.com.

About Soquelitinib
Soquelitinib (formerly CPI-818) is an investigational small molecule drug given orally designed to selectively inhibit ITK (interleukin-2-inducible T cell kinase), an enzyme that is expressed predominantly in T cells and plays a role in T cell and natural killer (NK) cell immune function. The immunologic effects of soquelitinib lead to what is known as Th1 skewing and is made possible by the high selectivity of soquelitinib for ITK. Research on soquelitinib’s mechanism of action suggests that it has the potential to control differentiation of normal T helper cells and enhance immune responses to tumors by augmenting the generation of cytotoxic killer T cells and the production of cytokines that inhibit cancer cell survival. Soquelitinib has also been shown to prevent T cell exhaustion, a major limitation of current immunotherapy and CAR-T therapies. Optimal doses of soquelitinib have been shown to affect T cell differentiation and induce the generation of Th1 helper cells while blocking the development of both Th2 and Th17 cells and production of their secreted cytokines. Th1 T cells are required for immunity to tumors, viral infections and other infectious diseases. Th2 and Th17 helper T cells are involved in the pathogenesis of many autoimmune and allergic diseases. The Company believes the inhibition of specific molecular targets in T cells may be of therapeutic benefit for patients with cancers, including solid tumors, and in patients with autoimmune and allergic diseases. Based on interim results from a Phase 1/1b clinical trial in patients with refractory T cell lymphomas, which demonstrated tumor responses in very advanced, refractory, difficult to treat T cell malignancies, the Company plans to initiate a registrational Phase 3 clinical trial of soquelitinib in patients with relapsed PTCL.

About Peripheral T Cell Lymphoma
Peripheral T cell lymphoma is a heterogeneous group of malignancies accounting for about 10% of non-Hodgkin’s lymphomas (NHL) in Western populations, reaching 20% to 25% of NHL in some parts of Asia and South America. The most common subtypes are PTCL-not otherwise specified (PTCL-NOS) and T follicular helper cell lymphoma. First line treatment for these diseases is typically combination chemotherapy, however, approximately 75% of patients either do not respond or relapse within the first two years. Patients in relapse are treated with various chemotherapy agents but have poor overall outcomes with median progression-free survival in the three to four month range and overall median survival of six to 12 months. There are no approved drugs in relapsed PTCL based on randomized trials.

PTCL is a disease of mature helper T cells that express ITK, often containing numerous genetic mutations and frequently associated with viral infection. Most often the malignant cells of PTCL express a Th2 phenotype.

About Atopic Dermatitis
Atopic dermatitis, also called eczema, is a chronic disease that can cause inflammation, redness, scaly patches, blisters and irritation of the skin. It affects up to 20% of children and up to 10% of adults, and treatments include topical therapies, oral therapies and systemic injectable biologic therapies. It is frequently associated with other allergic disorders such as food allergies and asthma. Atopic dermatitis, like asthma and allergy, involves the participation of Th2 lymphocytes which secrete cytokines that result in inflammation. Soquelitinib has been shown in preclinical studies to inhibit cytokine production from Th2 lymphocytes.

About Ciforadenant
Ciforadenant (CPI-444) is an investigational small molecule, oral, checkpoint inhibitor designed to disable a tumor’s ability to subvert attack by the immune system by blocking the binding of adenosine to immune cells present in the tumor microenvironment. Adenosine, a metabolite of ATP (adenosine tri-phosphate), is produced within the tumor microenvironment where it may bind to the adenosine A2a receptor present on immune cells and block their activity. Ciforadenant has been shown to block the immunosuppressive effects of myeloid cells present in tumors and preclinical studies published in 2018 demonstrated synergy with combinations of anti PD1 and anti-CTLA4 antibodies.

About Mupadolimab
Mupadolimab (CPI-006) is an investigational, potent humanized monoclonal antibody that is designed to react with a specific site on CD73. In preclinical studies, it has demonstrated immunomodulatory activity resulting in activation of lymphocytes, induction of antibody production from B cells and effects on lymphocyte trafficking. While there are other anti-CD73 antibodies and small molecules in development for treatment of cancer, such agents react with a different region of CD73. Mupadolimab is designed to react with a region of the molecule that acts to stimulate B cells and block production of immunosuppressive adenosine. Mupadolimab is being studied in combination with pembrolizumab in a Phase 1b/2 clinical trial in patients with advanced head and neck cancers and in patients with NSCLC that have failed chemotherapy and anti-PD(L)1 therapy. It is postulated that the activation of B cells will enhance immunity within the tumors of these patients, leading to improved clinical outcomes.

About Angel Pharmaceuticals
Angel Pharmaceuticals is a privately held biopharmaceutical company developing a pipeline of precisely targeted investigational medicines for cancer, autoimmune, infectious and other serious diseases in China. Angel Pharmaceuticals was launched through a collaboration with U.S.-based Corvus and investments from investors in China. Angel Pharmaceuticals licensed the rights to develop and commercialize Corvus’ three clinical-stage candidates – soquelitinib, ciforadenant and mupadolimab – in greater China and obtained global rights to Corvus’ BTK inhibitor preclinical programs. Under the collaboration, Corvus currently has a 49.7% equity stake in Angel Pharmaceuticals excluding 7% of Angel’s equity reserved for issuance under the Angel ESOP, and Corvus has designated three individuals on Angel’s five-person Board of Directors. For more information, visit www.angelpharma.com.

Forward-Looking Statements
This press release contains forward-looking statements, including statements related to the potential safety and efficacy of the Company’s product candidates including soquelitinib, ciforadenant and mupadolimab; the potential use of soquelitinib to treat a variety of hematological cancers and autoimmune diseases; the potential of ciforadenant to achieve a deep tumor response in patients; the Company’s ability and its partners’ ability, as well as the timing thereof, to develop and advance product candidates into and successfully complete preclinical studies and clinical trials, including the Company’s Phase 1 clinical trial for atopic dermatitis with soquelitinib; the timing of and the Company’s ability to launch clinical trials, including the soquelitinib registrational Phase 3 clinical trial for PTCL; the design of clinical trials, including the timeline for initiation, target or expected number of patients to be enrolled, expected number of sites and certain other product development milestones, including in regards to the Phase 1 clinical trial for atopic dermatitis with soquelitinib; the availability and timing of clinical data announcements and clinical readouts, including early and final data from the Phase 1 clinical trial for atopic dermatitis with soquelitinib, soquelitinib initial Phase 1 data in solid tumors, and additional ciforadenant data later this year; the estimated amount of net cash used in operating activities for 2024 and its ability to fund operations into the fourth quarter of 2025. All statements other than statements of historical fact contained in this press release are forward-looking statements. These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “seek,” “will,” “may” or similar expressions. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond the Company’s control. The Company’s actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to, risks detailed in the Company’s Quarterly Report on Form 10-Q for the three months ended March 31, 2024, filed with the Securities and Exchange Commission on or about the date hereof, as well as other documents that may be filed by the Company from time to time with the Securities and Exchange Commission. In particular, the following factors, among others, could cause results to differ materially from those expressed or implied by such forward-looking statements: the Company’s ability to demonstrate sufficient evidence of efficacy and safety in its clinical trials of soquelitinib and its other product candidates; the accuracy of the Company’s estimates relating to its ability to initiate and/or complete preclinical studies and clinical trials and release data from such studies and clinical trials; the results of preclinical studies and interim data from clinical trials not being predictive of future results; the Company’s ability to enroll sufficient numbers of patients in its clinical trials; the unpredictability of the regulatory process; regulatory developments in the United States, and other foreign countries; the costs of clinical trials may exceed expectations; the Company’s ability to accurately estimate the amount of net cash used in operating activities for 2024 and cash on hand providing funding into the fourth quarter of 2025 and the Company’s ability to raise additional capital. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee that the events and circumstances reflected in the forward-looking statements will be achieved or occur, and the timing of events and circumstances and actual results could differ materially from those projected in the forward-looking statements. Accordingly, you should not place undue reliance on these forward-looking statements. All such statements speak only as of the date made, and the Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise. The Company’s results for the quarter ended March 31, 2024 are not necessarily indicative of its operating results for any future periods.

CORVUS PHARMACEUTICALS, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except share and per share data)

	Three Months Ended March 31,
	2024	2023
	(unaudited)
Operating expenses:
Research and development	$4,075	$4,594
General and administrative	2,178	1,980
Total operating expenses	6,253	6,574
Loss from operations	(6,253)	(6,574)
Interest income and other expense, net	316	376
Sublease income - related party	-	56
Loss before equity method investment	(5,937)	(6,142)
Income (loss) from equity method investment	236	(1,731)
Net loss	$(5,701)	$(7,873)
Net loss per share, basic and diluted	$(0.12)	$(0.17)
Shares used to compute net loss per share, basic and diluted	49,038,582	46,556,178

CORVUS PHARMACEUTICALS, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands)

	March 31,	December 31,
	2024	2023
	(unaudited)
Assets
Cash, cash equivalents and marketable securities	$22,128	$27,149
Operating lease right-of-use asset	865	1,149
Other assets	1,025	1,132
Investment in Angel Pharmaceuticals	16,066	16,123
Total assets	$40,084	$45,553
Liabilities and stockholders' equity
Accounts payable and accrued liabilities and other liabilities	$5,680	$5,495
Operating lease liability	1,040	1,374
Stockholders' equity	33,364	38,684
Total liabilities and stockholders' equity	$40,084	$45,553

INVESTOR CONTACT:
Leiv Lea
Chief Financial Officer
Corvus Pharmaceuticals, Inc.
+1-650-900-4522
llea@corvuspharma.com

MEDIA CONTACT:
Sheryl Seapy
Real Chemistry
+1-949-903-4750
sseapy@realchemistry.com